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                                                               EXHIBIT (a)(1)(D)
                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                          SilverStream Software, Inc.
                                       at
                              $9.00 Net Per Share
                                       by
                              Delaware Planet Inc.
                          a wholly-owned subsidiary of

                                  Novell, Inc.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
         AT 9:00 A.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 17, 2002,
                         UNLESS THE OFFER IS EXTENDED.

                                                                   June 18, 2002
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by Novell, Inc., a Delaware corporation ("Novell"), to act as Dealer Manager in connection with Novell's offer to purchase, through Delaware Planet Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Novell, all of the issued and outstanding common stock, par value $0.001 per share (the "Shares"), of SilverStream Software, Inc., a Delaware corporation (the "Company"), at a price of $9.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 18, 2002 (the "Offer to Purchase") and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer").

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  Offer to Purchase dated June 18, 2002;

          2. Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Mellon Investor Services LLC ("the Depositary") by the Expiration Date (as defined in Offer to Purchase);

          4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5. The letter to stockholders of the Company from David A. Litwack, Chief Executive Officer and President of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company that stockholders tender their Shares in the Offer.

     THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER, PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN, A NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY NOVELL AND/OR PURCHASER OR ANY OTHER SUBSIDIARY OF NOVELL, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS AND (II) THE EXPIRATION
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OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS.
THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 16 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON NOVELL OBTAINING FINANCING.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 17, 2002, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 9, 2002 (the "Merger Agreement"), among the Company, Novell and Purchaser. The Merger Agreement provides for, among other things, the making of the Offer by Purchaser, and further provides that, as soon as practicable following consummation of the Offer and satisfaction of certain conditions, Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Novell.

     The Company's Board of Directors, at a meeting duly called and held on June 9, 2002, has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and Novell's acquisition of Shares pursuant to the Stockholder's Agreements among Novell, Purchaser and certain stockholders of the Company in accordance with the Delaware General Corporation Law and (3) recommended that the Company's stockholders accept the Offer, tender their Shares in the Offer and adopt the Merger Agreement.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, together with certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares, and any other required documents, should be sent to the Depositary by 9:00 a.m., New York City time, on Wednesday, July 17, 2002.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Depositary at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

SALOMON SMITH BARNEY INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PURCHASER, NOVELL, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.